Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (the “Agreement”) is made and entered into effective as of May 25, 2017 (the “Effective Date”), by and between James Sapirstein (the “Executive”) and ContraVir Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A.                                    WHEREAS, Executive serves as the Chief Executive Officer of the Company which is engaged in the business of developing and marketing drug products; and

B.                                    WHEREAS, the Executive has previously entered into an employment agreement with the Company as of March 19, 2014 (the “Prior Employment Agreement”); and

C.                                    WHEREAS, the parties wish to enter into a new employment agreement between the Executive and the Company on the terms and conditions contained in this Agreement, which Agreement will supersede the Prior Employment Agreement and, except as set forth in Section 19(b) below, all prior agreements and understandings between the parties, oral or written, with respect to the subject matter of this Agreement.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.                          Definition of Terms. The following capitalized terms used in this Agreement, but not otherwise defined herein, shall have the following meanings:

(a)                                 “Cause” shall mean any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in substantial personal enrichment of Executive in connection with Executive’s employment with the Company; (ii) Executive’s conviction of, or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses); (iii) Executive’s willful misconduct that is materially injurious to the Company; (iv) a material breach of Executive’s Confidentiality Agreement (as defined in Section 14 below) that is materially injurious to the Company; or (v) Executive’s (1) material failure to perform his duties as an officer of the Company, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.

(b)                                 “Change of Control” shall mean the occurrence of any of the following events:

(i)                                     the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)                                  the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii)                               there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

(c)                                  “Disability” means a physical or mental disability, which prevents Executive from performing Executive’s duties under this Agreement for a period of at least 120 consecutive days in any twelve month period or 150 non consecutive days in any twelve month period.

(d)                                 “Good Reason” shall mean, without Executive’s express written consent, any of the following: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) a reduction of Executive’s compensation as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than twenty-five (25) miles from the Company’s then current principal location; (iv) a material breach by the Company of this Agreement or any other agreement with Executive that is not corrected within fifteen (15) days after written notice from Executive (or such earlier date that the Company has notice of such material breach); or (v) the failure of the Company to obtain the written assumption of this Agreement by any successor contemplated in Section 12 below. “Good Reason” shall not be deemed to exist, however, unless (1) Executive shall have given written notice to the Company specifying in reasonable detail the Company’s acts or omissions that Executive alleges constitute “Good Reason” within ninety (90) days after the first occurrence of such circumstances and the Company shall have failed to cure any such act or omission within thirty (30) days of receipt of such written notice, and (2) Executive actually terminates employment within sixty (60) days following the expiration of the Company’s cure period as set forth above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

2.                          Duties and Scope of Position. During the Employment Term (as defined below), Executive will serve as Chief Executive Officer of the Company, reporting to the Board of

Directors of the Company (the “Board”), and assuming and discharging such responsibilities as are commensurate with Executive’s position. During the Employment Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing his investments, other business affairs and other matters or serving on civic or charitable boards or committees, provided that no such activities unduly interfere with the performance of his obligations under this Agreement, and further provided that Executive shall honor the non competition and non solicitation terms as per Section 15 below. During the Employment Term, Executive agrees to disclose to the Company those other companies of which he is a member of the Board of Directors, an executive officer, or a consultant.

3.              Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue for a period of three (3) years following the Effective Date, unless earlier terminated in accordance with Section 9 hereof; provided that the term of Executive’s employment hereunder shall be automatically extended for successive additional one (1) year periods unless the Executive or the Company delivers to the other party a written notice of its/his intent not to renew the Employment Term (as defined below), such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Employment Term. The period commencing as of the Effective Date and ending three (3) years from the Effective Date or such later date to which the term of Executive’s employment under the Agreement shall have been extended pursuant to this Section 3 is referred to herein as the “Employment Term” and the last day of the Employment Term is referred to herein as the “Expiration Date.”

4.              Base Compensation. The Company shall pay to Executive a base compensation (the “Base Compensation”) of $480,000 per year (prorated for any partial year), payable in equal semi-monthly installments.  In addition, each year during the Employment Term, Executive shall be reviewed for purposes of determining the appropriateness of increasing his Base Compensation hereunder. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.

5.              Target Bonus. In addition to his Base Compensation, Executive shall be given the opportunity to earn an annual bonus (the “Bonus”) of up to 50% of Base Compensation. The Bonus shall be earned by Executive upon the Company’s achievement of performance milestones for a fiscal year (in each case, the “Target Year”) to be mutually agreed upon by the Executive and the Board or its compensation committee (the “Compensation Committee”).  Such performance milestones shall be established by the last day of the first month of the Target Year. The Bonus for a Target Year shall be paid in the following fiscal year, but not later the fifteenth day of the second month of the fiscal year immediately following the Target Year. In the event Executive is employed by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section 5, Executive shall be entitled to receive a pro-rated Bonus for such Target Year based on the number of days Executive was employed by the Company during such Target Year divided by 365 (the “Pro-Rated Bonus”). The determinations of the Board or the Compensation Committee with respect to Bonuses will be final and binding.

6.              Intentionally Omitted

7.              Realization Bonus.                 In addition to the Bonus payable under Section 5 hereof, in the event that prior to the Expiration Date, for a period of 90 consecutive trading days, the market price of the Company’s common stock is $4.00 per share (as adjusted for stock dividends, stock splits, recapitalizations and the like) or more and the value of the Company’s common stock daily trading volume is $900,000 or more (the “Realization Event”), the Company shall pay Executive a realization bonus in an amount of $2,000,000 (the “Realization Bonus”).  The Realization Bonus shall be deemed earned upon the occurrence of the Realization Event and, provided that the Company has at least $15,000,000 in cash at the time of the Realization Event, the Realization Bonus shall be payable by the Company to Executive within thirty (30) days following the Realization Event in either cash or SEC registered common stock of the Company, or a combination thereof, as mutually agreed upon between Executive and the Company.  In the event that the Company has less than $15,000,000 in cash at the time of the occurrence of the Realization Event, then a promissory note in the principal amount of the Realization Bonus to be paid to the Executive (i.e., $2,000,000) shall be promptly issued to the Executive from the Company (the “Realization Bonus Note”), which Realization Bonus Note shall bear interest at a nominal rate and shall be payable in full by the Company to Executive (in either cash or SEC registered common stock of the Company, or a combination thereof, as mutually agreed upon between Executive and the Company) upon the earlier of: (a) the date that the Company has at least $15,000,000 in cash; and (b) the occurrence of a Change of Control.  For the avoidance of doubt, the failure of the Company to issue the Realization Bonus Note (due to administrative error or otherwise) shall not limit or abrogate the Company’s payment obligations contemplated by the preceding sentence and, as such, the Company shall be deemed to have issued the Realization Bonus Note on the terms set forth in the preceding sentence.

8.              Benefits.  Executive shall participate in all employee welfare and benefit plans and shall receive such other fringe benefits as the Company offers to its senior executives and directors.

9.              Termination.

(a)                                 Termination by the Company. Subject to the obligations of the Company set forth in Section 10 below, the Company may terminate Executive’s employment at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement, the Plan or any Award Agreement (as those terms are defined in Section 19(b) below) or otherwise.  Notwithstanding the foregoing, in the event the Company desires to terminate the Executive’s employment without Cause, the Company shall give the Executive not less than sixty (60) days advance written notice. Executive’s employment shall terminate automatically in the event of his death.

(b)                                 Termination by Executive. Executive may voluntarily terminate the Employment Term upon sixty (60) days’ prior written notice for any reason or no reason.  Executive may terminate the Employment Term for Good Reason by giving written notice of resignation for Good Reason in accordance with the definition thereof set forth in Section 1(d) above.  Termination by Executive pursuant to this Section 9(b) shall be without prejudice to any right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement, the Plan, any Award Agreement or otherwise.

(c)          Termination for Death or Disability. Subject to the obligations of the Company set forth in Section 10 and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement, the Plan, any Award Agreement or otherwise, Executive’s employment shall terminate automatically upon his death. Subject to the obligations of the Company set forth in Section 10 and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement, the Plan, any Award Agreement or otherwise, in the event Executive is unable to perform his duties as a result of Disability during the Employment Term, the Company shall have the right to terminate the employment of Executive by providing written notice of the effective date of such termination.

(d)                                 Expiration of Employment Term.  Subject to the obligations of the Company set forth in Section 10 below and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity under this Agreement, the Plan, any Award Agreement or otherwise, Executive’s employment hereunder shall terminate automatically upon the Expiration Date.

10.       Payments Upon Termination of Employment.

(a)                                 Termination for Cause, Death or Disability, Termination by Executive without Good Reason or Expiration of the Term. In the event that Executive’s employment hereunder is terminated during the Employment Term by the Company for Cause pursuant to Section 9(a), as a result of Executive’s death or Disability pursuant to Section 9(c) or voluntarily by Executive without Good Reason pursuant to Section 9(b) or upon expiration of the Employment Period, the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: (i) on the date of termination the Company shall pay to the Executive, a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods on or prior to the effective date of termination plus (B) any Bonus earned and not yet paid through the date of termination plus (C) any Realization Bonus earned and payable, but not yet paid; (ii) within 2-1/2 months following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; (iii) if applicable, the Company shall pay the principal amount of the Realization Bonus Note, together with interest accrued thereon, on the date that it is due and payable in accordance with the terms thereof as contemplated by Section 7 above; and (iv) only in the event of Executive’s death or Disability pursuant to Section 9(c) or in the event of the expiration of the Employment Period as a result of non-renewal by the Company in accordance with Section 3 hereof, on the date that the Bonus for the Target Year in which the date of termination occurs would have been payable had Executive remained employed by the Company through such payment date, payment of the Pro-Rated Bonus for the Target Year in which the date of termination occurs.

(b)                                 Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated during the Employment Term by the Company without Cause pursuant to Section 9(a) or by Executive for Good Reason pursuant to Section 9(b), the Company shall compensate Executive as follows: (i) on the date of termination, the Company shall pay to the Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods on or prior to the effective date of termination plus (B) any Bonus earned and not yet paid through the date of termination plus (C) any Realization Bonus earned and payable, but not yet paid; (ii) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; (iii) if applicable, the Company shall pay the principal amount of the Realization Bonus Note, together with interest accrued thereon, on the date it is due and payable in accordance with the terms thereof as contemplated by Section 7 above, and (iv) on the date that the Bonus for the Target Year in which the date of termination occurs would have been payable had Executive remained employed by the Company through such payment date, payment of the Pro-Rated Bonus for the Target Year in which the date of termination occurs; and (iv) provided that Executive executes a written release, substantially in the form attached hereto as Exhibit A, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (the “Release”) and the Release becomes effective (and no longer subject to revocation) within sixty (60) days following the date of termination, the Company shall (y) pay to the Executive the Severance Payment (as defined below), which Severance Payment shall be paid within five (5) business days following the date the Release becomes effective (and no longer subject to revocation) and (z) reimburse Executive’s payment of COBRA premiums for eighteen (18) months from the date of termination. As used herein, “Severance Payment” means an amount equal to eighteen (18) months of Employee’s Base Compensation at the rate in effect as of the date of termination (or, in the case of a resignation for Good Reason due to a reduction in Base Salary, at the Base Salary rate in effect immediately prior to such reduction). In the event Executive’s employment is terminated without Cause or for Good Reason and a Change of Control of the Company occurs within six (6) months of such termination, Executive also shall be entitled to the severance benefits set forth under Section 10(c).  To the extent the review or revocation period applicable to the Release spans two of Executive’s taxable years, the Severance Payment shall not be paid until the later taxable year. If the Company’s reimbursement of Executive’s payment of COBRA premiums pursuant to Section 10(b) or Section 10(c) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code (“Section 105(h)”), Executive and the Company agree to work together in good faith to restructure such benefit.

(c)                                  Termination in the Context of a Change of Control. Notwithstanding anything in Section 10(a) or 10(b) to the contrary, in the event of Executive’s termination of employment with the Company either (i) by the Company without Cause or Executive for Good Reason at any time within six (6) months prior to the consummation of a Change of Control if, prior to or as of such termination, a Change of Control transaction was Pending (as defined in Section 10(d) below) at any time during such six (6)-month period, (ii) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (iii) by the Company without Cause at any time within twelve (12) months after the consummation of a Change of Control, then, Executive shall be entitled to the following payments and other benefits:

(i)                                     on the date of termination (except as specified in clauses (D), (E) and (F)), the Company shall pay to the Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus earned and not yet paid through the date of termination, (C) any Realization Bonus earned and payable, but not yet paid, (D) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination, (E) if applicable, the Company shall pay the principal amount of the Realization Bonus Note, together with interest accrued thereon, on the date it is due and payable in accordance with the terms thereof as contemplated by Section 7 above and (E) on the date that the Bonus for the Target Year in which the date of termination occurs would have been payable had Executive remained employed by the Company through such payment date, payment of the Pro-Rated Bonus for the Target Year in which the date of termination occurs;

(ii)                                  provided Executive executes the Release and the Release become effective (and no longer subject to revocation) within sixty (60) days following the date of termination (or, in the event case of a termination of Executive’s employment without Cause or for Good Reason within the six (6) months prior to the consummation of a Change in Control, Executive either (y) previously executed the Release in accordance with Section 10(b)(ii) above or (z) subsequently executes the Release and the Release becomes effective (and no longer subject to revocation) within sixty (60) days following the Change in Control): (A) the Company shall pay to Executive a lump sum amount equal to eighteen (18) months of Executive’s Base Compensation at the rate in effect as of the date of termination (or, in the case of a resignation for Good Reason due to a reduction in Base Salary, at the Base Salary rate in effect immediately prior to such reduction), which payment shall be made (1) in the case of such termination upon or following the Change of Control, within five (5) business days following the date that the Release becomes effective (and no longer subject to revocation) or (2) in the case of such termination prior to a Change of Control, immediately upon the consummation of the Change of Control (or, if the Release was not previously executed in accordance with Section 10(b)(ii) above, within five (5) business days following the date that the Release becomes effective (and no longer subject to revocation)); and (B) the Company shall reimburse Executive for the COBRA premiums he pays to maintain health insurance coverage for eighteen (18) months following the date of termination;

(iii)                               notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, all of the shares that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Executive, become fully exercisable for (A) a period of six months following the date of termination only if at the time of such termination there is a Change of Control transaction Pending (as defined in Section 10(d) below) but in no event beyond expiration of the original term of the award or (B) if clause (A) does not apply, then such period of time set forth in the agreement evidencing the security; and

(iv)                              Severance benefits under this Section 10(c) and Section 10(b) above shall be mutually exclusive and severance under one such section shall prohibit severance under the other.

(d)                                 Definition of “Pending.” For purposes of Section 10(c), a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; or (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction.

(e)                                  If Executive’s employment terminates for any reason, Executive shall have no obligation to seek other employment and there shall be no setoff against amounts due to him under this Agreement for income or benefits from any subsequent employment.

11.                               Indemnification.  The Company agrees to indemnify and hold harmless Executive, to the fullest extent permitted by the laws of the State of Delaware and applicable federal law in effect on the date hereof, or as such laws may be amended to increase the scope of such permitted indemnification, against any and all Losses if Executive was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which Executive is solely a witness.  For purposes of this section, “Claim” means any proceeding, threatened or contemplated civil, criminal, administrative or arbitration action, suit or proceeding and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding. “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the effective date of this Agreement, related to the fact that Executive was a director, officer, employee or agent of the Company or by reason of an action or inaction by Company in any such capacity whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement. “Losses” means any and all damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, reasonable expenses, including attorney’s fees, experts’ fees, court costs, transcript costs, travel expenses, printing, duplication and binding costs, and telephone charges, and all other charges paid or payable in connection with investigating, defending, being a witness in or participating (including on appeal), or preparing to defend, be a witness or participate in, any Claim.  The Company further agrees to maintain a directors and officers liability insurance policy covering Executive in an amount, and on terms no less favorable to him than the coverage the Company provides other senior executives and directors.

12.       Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or otherwise pursuant to a Change of Control shall assume the Company’s obligations under this Agreement and agree expressly in writing to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by operation of law or otherwise.

13.       Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the

Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to his last known residence) or three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

14.       Confidential Information.                           Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”).  “Confidential Information” does not include general skills and experience or information that is generally available to the public or in the Company’s industry.  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except (a) in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information, (b) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information or (c) such information is in the public domain through no fault of Executive.  Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.  In addition to his obligations under this Section 14, Executive shall comply with his obligations set forth in the confidentiality agreement executed by Executive contemporaneously with the Prior Employment Agreement (the “Confidentiality Agreement”).

15.       Non-Competition; Non-Solicitation.

(a)                                 Non-Compete. The Executive hereby covenants and agrees that during the Employment Term and for a period of one year following the Expiration Date, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 15(a), (i) “Competing Business” means any pharmaceutical, bio-pharmaceutical or biotechnology company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that engages in any business which competes with any portion of the Business (as defined below) of the Company and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may (A) own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company and/or (B) become employed by, or otherwise engaged to perform services for a subsidiary or division of an enterprise (such enterprise, a “Parent Organization”) that does not engage in a Competing Business (and receiving remuneration in the form of equity or otherwise in connection with such employment or services) notwithstanding that such Parent Organization has other subsidiaries or divisions that engage in a Competing Business, provided that Executive has no direct or indirect involvement in the management or operation of such Parent Organization or such other subsidiaries or divisions that engage in a Competing Business (the “Competing Portion”), (ii) the subsidiary or division of the Parent Organization of which Executive becomes employed, or provides services to, is discrete and readily distinguishable from the Competing Portion, and (iii) the Competing Portion does not generate more than thirty percent (30%) of the total revenue of the Parent Organization and all subsidiaries and divisions.  The term “Business” shall mean the business of the Company, as such business may be expanded or altered by the Company during the Employment Term

(b)                                 Non-Solicitation. The Executive further agrees that during the Employment Term and for a period of one (1) year from the Expiration Date, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.

(c)          Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 15 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 15 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

16.       Employment Relationship. Executive’s employment with the Company will be “at will,” meaning that, subject to the Company’s obligations set forth in Section 10, either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

17.       Section 409A.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

18.                   280G Excise Tax. Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive under this Agreement or under any other agreement between Executive and the Company or otherwise (collectively, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced to the extent that the after-tax value of amount received by Executive after application of the above reduction would exceed the after-tax value of amount received by Executive without application of such reduction.  For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, municipal and local income, taxes, employment taxes and any Excise Tax applicable to such amount and taking into account, if applicable, the phase out of itemized deductions and personal exemptions attributable to such amount.   In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order (unless reduction in another order is required to avoid adverse consequences under Section 409A of the Code, in which case, reduction will be in such other order): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.

19.       Miscellaneous Provisions.

(a)                                 Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)                                 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written with respect to the subject matter of this Agreement.  For the avoidance of doubt, it is understood and agreed that (i) pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”) and separate award agreements between the Company and Executive (“Prior Award Agreements”), Executive has been granted Options (as defined in the Plan) and may, in the Compensation Committee’s sole discretion, in the future be awarded additional Options and/or Restricted Stock (as defined in the Plan) under the Plan and pursuant to award agreements between the Company and Executive (“Future Award Agreements” and, together with the Prior Award Agreements, the “Award Agreements”) and (ii) nothing in this Agreement shall be deemed to alter, limit or abrogate the terms of the Award Agreements or Executive’s rights under the Plan and/or the Award Agreements.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(c)                                  Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of New Jersey.

(d)                                 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)                                  Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(f)                                   Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(g)                                  Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

(h)                                 Survival.  Sections 10 through 19 (inclusive) of this Agreement shall survive the termination of Executive’s employment with the Company.

[Signatures appear on the following page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	ContraVir Pharmaceuticals, Inc.

	By:	/s/ Gary Jacob

	Name:	Gary Jacob

	Title:	Chairman

EXECUTIVE:	/s/ James Sapirstein
James Sapirstein